EXHIBIT 10
                                  ROPES & GRAY
                            ONE INTERNATIONAL PLACE
                        BOSTON, MASSACHUSETTS 02110-2624
                                 (617) 951-7000
                              FAX: (617) 951-7050

30 KENNEDY PLAZA                                             ONE FRANKLIN SQUARE
PROVIDENCE, RI 02903-2328                                    1301 K STREET, N.W.
(401) 455-4400                                                    SUITE 800 EAST
FAX: (401) 455-4401                                    WASHINGTON, DC 20005-3333
                                                                  (202) 626-3900
                                                             FAX: (202) 626-3961




                                      June 29, 1995




The DLB Fund Group
One Memorial Drive
Cambridge, Massachusetts 02142

Gentlemen:

         We are furnishing this opinion in connection with the Registration Statement on Form N- 1A filed under the Securities Act of 1933, as amended, by The DLB Fund Group (the "Trust") for the registration of an indefinite number of its shares of beneficial interest (the "Shares"). The Shares are proposed to be sold directly by the Trust.

         We have acted as counsel for the Trust since its organization. We are familiar with the action taken by its Trustees to authorize this issuance of the Shares. We have examined its records of Trustee and shareholder action, its Bylaws, and its Agreement and Declaration of Trust on file at the office of the Secretary of State of The Commonwealth of Massachusetts. We have examined executed copies of such Registration Statement, in the form filed or to be filed with the Securities and Exchange Commission, and such other instruments as we deem necessary for the purpose of this opinion.

         We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

         Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that when the Shares are issued and sold they will be validly issued, fully paid and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into if executed by the

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The DLB Fund Group                     -2-                         June 29, 1995

Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification out of the Trust's property of the relevant Fund of the Trust for all loss and expense of any shareholder of such Fund held personally liable solely by reason of his being or having been a shareholder of such Fund. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the relevant Fund of the Trust itself would be unable to meet its obligations.

         We consent to the filing of this opinion as an exhibit to such Registration Statement.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray
                                                     Ropes & Gray




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